Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com Anna T. Pinedo T: +1 212 506 2275 APinedo@mayerbrown.com

December 4, 2025

Mount Logan Capital Inc. 650 Madison Avenue, 3rd Floor New York, NY 10022

Re: Mount Logan Capital Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Mount Logan Capital Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,600,000 shares of its common stock, $0.001 par value per share (the “Common Stock”), which may be issued under the Mount Capital Logan Inc. 2025 Omnibus Incentive Plan (the “Plan”). This opinion is being rendered solely in connection with the registration of the offer and sale of the Common Stock under the Plan (the “Plan Shares”) under the registration requirements of the Securities Act.
As counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s certificate of incorporation and the Company’s bylaws, each as amended, restated and supplemented, the resolutions of the board of directors of the Company and committees thereof and such records of the Company, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.
Our opinion expressed herein is limited solely to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.
We are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
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and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP

December 4, 2025

We consent to your filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP